EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer
For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2013 FIRST QUARTER RESULTS AND DECLARES
REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, May 8, 2013 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013, net sales were $85.0 million, compared with $95.0 million for the first quarter of 2012. Net income in the first quarter of 2013 was $1.3 million, or $0.12 per diluted share, compared to net income of $2.0 million, or $0.18 per diluted share, in the prior year period.

Gross profit for the first quarter of 2013 was $8.6 million, or 10.2% of net sales, compared to $10.9 million, or 11.5% of net sales, for the first quarter of 2012.  For the first quarter of 2013, selling, general and administrative expenses were $6.7 million, or 7.9% of net sales, compared to $7.0 million, or 7.4% of net sales, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable June 24, 2013, to shareholders of record at the close of business on June 17, 2013.

Jeffrey I. Badgley, CEO of the Company, stated, “Our first quarter results reflected the on-going uncertain global economic conditions that continue to affect our customer base.  The challenging environment in Europe further impacted our sales and margins in the first quarter, diminishing otherwise sustained moderate improvement in demand trends within our domestic base.  Our continued focus on reducing costs throughout the business helped offset some of the margin impact from the overall decline in sales.”
- MORE -

MILLER INDUSTRIES REPORTS 2013 FIRST QUARTER RESULTS	PAGE 2

Mr. Badgley added, “We continue to see improvement in demand from our domestic commercial customers and have increased our domestic production levels to meet this increased demand.  We are encouraged by our current domestic commercial backlog that has reached levels not sustained in the past three years.  During the first quarter we announced a price increase to mitigate rising raw material costs, the effects of which should begin to flow through our backlog late in the second quarter.  Additionally, we continue to view Europe as a strong long-term growth opportunity despite the current challenges facing the region.  We continue to make in-roads expanding our distribution channels across new markets, reaching new customers for our products and positioning ourselves well for the eventual recovery in the region.  In addition, order levels improved in the first quarter at our European operations.  I’m also pleased to report that after months of successful testing, deliveries on our order with a prime contractor to provide towing and recovery equipment to the French military are on schedule to commence in the second quarter of 2013 and will extend through the end of 2014.”

Mr. Badgley concluded, “Our continuing strategic initiatives, particularly geographic expansion and product innovations, positions us well to take advantage of market opportunities as general economic conditions improve.  We remain committed to cost control efforts, focusing on operational efficiencies, which will help sustain our solid financial position.  While visibility in our markets remains limited, we are confident in our strategies to achieve our long-term objectives and return value to shareholders going forward.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 9, 2013, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=93669

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 17, 2013.  The replay number is (877) 344-7529, Passcode 10028145.

- MORE -

MILLER INDUSTRIES REPORTS 2013 FIRST QUARTER RESULTS	PAGE 3

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and our future revenue levels, operating results and growth initiatives, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2012, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2013	2012	Change
NET SALES	$84,950	$94,957	-10.5%

COST OF OPERATIONS	76,316	84,073	-9.2%

GROSS PROFIT	8,634	10,884	-20.7%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	6,699	7,002	-4.3%

Interest Expense, Net	67	217	-69.0%

Other (Income) Expense	(23)	336	-106.9%

Total Operating Expenses	6,743	7,555	-10.7%

CONSOLIDATED INCOME BEFORE INCOME TAXES	1,891	3,329	-43.2%

CONSOLIDATED INCOME TAX PROVISION	684	1,319	-48.1%

CONSOLIDATED NET INCOME	1,207	2,010	-40.0%

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	121	-	N/A

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$1,328	$2,010	-33.9%

BASIC INCOME PER COMMON SHARE	$0.12	$0.18	-33.3%

DILUTED INCOME PER COMMON SHARE	$0.12	$0.18	-33.3%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.14	$0.13	7.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,198	11,030	1.5%
DILUTED	11,316	11,249	0.6%